Exhibit 4.1
2008 NON-QUALIFIED CONSULTANTS & ADVISORS
STOCK COMPENSATION PLAN
1. Purpose of Plan
     This 2008 NON-QUALIFIED CONSULTANTS & ADVISORS STOCK COMPENSATION PLAN (the Plan) of Colorado Goldfields Inc., a Nevada corporation (the Company) is intended to advance the best interests of the Company by providing consultants and advisors of the Company who provide services to the Company, with additional incentive and by increasing their proprietary interest in the success of the Company, thereby encouraging them to maintain their relationships with the Company.
2. Definitions
For Plan purposes, except where the context might clearly indicate otherwise, the following terms shall have the meanings set forth below:
     2.1 “Board” shall mean the Board of Directors of the Company.
     2.2 “Committee” shall mean the Compensation Committee of the Board of Directors, or if the Company does not have a Compensation Committee, then a committee appointed by the Board which shall consist of one executive officer of the Company and at least one independent, non-employee member of the Board. If no committee is appointed, then the Board of Directors shall administer the Plan. References herein to the “Committee” shall mean the Board of Directors if a Committee has not been appointed by the Board.
     2.3 “Common Stock” or “Common Shares” shall mean the Company’s Common Stock, $0.001 par value per share, or, in the event that the outstanding Common Shares are hereafter changed into or exchanged for different shares of securities of the Company, such other shares or securities.
     2.4 “Common Stock Agreement” means an agreement executed by a Common Stockholder and the Company, or alternatively a board resolution setting forth the terms of issuance, as contemplated by Section 5, below, which imposes on the shares of Common Stock held by the Common Stockholder such restrictions, if any, as the Board or Committee deem appropriate.
     2.5 “Common Stockholder” means any consultant or advisor for the Company or other person to whom shares of Common Stock are issued pursuant to this Plan.
     2.6 “Company” shall mean Colorado Goldfields Inc., a Nevada corporation, and any subsidiary corporation of Colorado Goldfields Inc. Fair Market Value shall mean, with respect to the date a given stock compensation is granted, the closing price of the Common Shares, as reported by the OTCBB, and if the Common Shares are not quoted on the OTCBB, the closing price as reported by such quotation system or stock exchange on which the Company’s Common Shares are quoted or traded. Or if there were no transactions in the Common Shares on such day, then the last preceding day on which transactions took place. The above withstanding, the Committee may determine the Fair Market Value in such other manner as it may deem more equitable for Plan purposes or as is required by applicable laws or regulations.

3. Administration of the Plan
     3.1 The Committee shall administer the Plan and accordingly, it shall have full power to grant Common Stock, construe and interpret the Plan, establish rules and regulations and perform all other acts, including the delegation of administrative responsibilities, it believes reasonable and proper.
     3.2 The determination of those eligible to receive Common Stock, and the amount, type and timing of each issuance and the terms and conditions of the Common Stock Agreements shall rest in the sole discretion of the Committee, subject to the provisions of the Plan.
     3.3 The Committee, may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem necessary to carry it into effect.
     3.4 Any decision made, or action taken, by the Committee arising out of or in connection with the interpretation and administration of the Plan shall be final and conclusive.
     3.5 Meetings of the Committee shall be held at such times and places as shall be determined by the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. In addition, the Committee may take any action otherwise proper under the Plan by the affirmative vote, taken without a meeting, of a majority of its members.
     3.6 No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his own part, including, but not limited to, the exercise of any power or discretion given to him under the Plan, except those resulting from his own gross negligence or willful misconduct.
4. Shares Subject to the Plan
     The total number of shares of the Company available for issuance of Common Stock under the Plan shall be 50,000,000 Common Shares, subject to adjustment in accordance with Article 6 of the Plan, which shares may be either authorized but unissued or reacquired Common Shares of the Company.
5. Award of Common Stock
     5.1 The Board or Committee from time to time, in its absolute discretion, may award Common Stock to consultants or advisors for the Company in connection with services rendered.
     5.2 Common Stock shall be issued only pursuant to a Common Stock Agreement, Board Resolution, or Consulting Agreement, which shall be executed by the Common Stockholder, unless by Board Resolution, and the Company and which shall contain such terms and conditions as the Board or Committee shall determine consistent with this Plan, including such restrictions on transfer as are imposed by the Common Stock or Consulting Agreement.

     5.3 Upon delivery of the shares of Common Stock to the Common Stockholder, below, the Common Stockholder shall have, unless otherwise provided by the Board or Committee, all the rights of a stockholder with respect to said shares, subject to the restrictions in the Common Stock or Consulting Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Common Stock.
     5.4 All shares of Common Stock issued under this Plan (including any shares of Common Stock and other securities issued with respect to the shares of Common Stock as a result of stock dividends, stock splits or similar changes in the capital structure of the Company) shall be subject to such restrictions, if any, as the Board or Committee shall provide, which restrictions may include, without limitation, restrictions concerning voting rights, transferability of the Common Stock and restrictions based on duration of employment with the Company, Company performance and individual performance; provided that the Board or Committee may, on such terms and conditions as it may determine to be appropriate, remove any or all of such restrictions. Common Stock may not be sold or encumbered until all applicable restrictions have terminated or expire. The restrictions, if any, imposed by the Board or Committee or the Board under this Section 5 need not be identical for all Common Stock and the imposition of any restrictions with respect to any Common Stock shall not require the imposition of the same or any other restrictions with respect to any other Common Stock.
6. Adjustments or Changes in Capitalization
     If the outstanding Common Stock shall be hereafter increased or decreased, or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of a recapitalization, reclassification, reorganization, merger, consolidation, share exchange, or other business combination in which the Company is the surviving parent corporation, stock split-up, combination of shares, or dividend or other distribution payable in capital stock or rights to acquire capital stock, appropriate adjustment shall be made by the Board in the number and kind of shares which may be granted under the Plan.
7. Government and Other Regulations
     The obligation of the Company to issue, transfer and deliver Common Shares under the Plan shall be subject to all applicable laws, regulations, rules, orders and approval which shall then be in effect and required by the relevant stock exchanges on which the Common Shares are traded and by government entities as set forth below or as the Committee in its sole discretion shall deem necessary or advisable.
8. Miscellaneous Provisions
     8.1 Any expenses of administering this Plan shall be borne by the Company.
     8.2 Board Power to Amend, Suspend, or Terminate the Amendment to the Plan. The Board may, from time to time, make such changes in or additions to the Plan as it may deem proper and in the best interests of the Company and its Stockholders. The Board may also suspend or terminate the Plan at any time, without notice, and in its sole discretion.

     8.3 Nothing contained in the Plan is intended to amend, modify, or rescind any previously approved compensation plans, programs or options entered into by the Company. This Plan shall be construed to be in addition to and independent of any and all such other arrangements. The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of authority of the Board to adopt, with or without stockholder approval, such additional or other compensation arrangements as the Board may from time to time deem desirable.